Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-191359,

333-191359-01 and 333-191359-02

TERM SHEET DATED MARCH 4, 2014

DISCOVER® CARD EXECUTION NOTE TRUST

DiscoverSeries Notes, Class A(2014-2)

$850,000,000 Principal Amount of Notes

Issuing Entity of Notes:	Discover Card Execution Note Trust
Issuing Entity of Collateral Certificate:	Discover Card Master Trust I
Class:	Class A(2014-2)
CUSIP	254683BH7
Principal Amount	$850,000,000
Interest Rate	Three-month LIBOR plus 0.20% [1]
Expected Maturity Date	February 15, 2017
Weighted Average Life	2.93 years
Legal Final Maturity Date	August 15, 2019
Pricing Date	March 4, 2014
Settlement Date	March 11, 2014
Interest Payment Dates	15th day of each February, May, August and November, beginning May 15, 2014 [1]
Underwriters	Citigroup Global Markets Inc.	$121,500,000
	RBS Securities Inc.	$121,500,000
	Barclays Capital Inc.	$121,400,000
	Credit Suisse Securities (USA) LLC	$121,400,000
	Deutsche Bank Securities Inc.	$121,400,000
	Mitsubishi UFJ Securities (USA), Inc.	$121,400,000
	RBC Capital Markets, LLC	$121,400,000
Underwriting Discounts and Commissions	0.22500%
Underwriting Concessions	0.13500%
Underwriting Reallowance	0.06750%
Price to Public	100.00%
Proceeds to Discover Card Execution Note Trust	$848,087,500
Estimate of Expenses	$940,000
Minimum Principal Receivables Balance [2,3]	$22,392,155,349.46
Principal Receivables in Master Trust in Excess of Minimum Principal Receivables Balance [3]	$7,243,698,569.88
Percentage of the Excess of Principal Receivables over Minimum Principal Receivables Balance to Total Amount of Principal Receivables in Master Trust [3]	24.44%

[1]	The interest rate for the Class A(2014-2) notes for the initial interest period will be determined two business days before the settlement date by reference to a straightline interpolation between two-month and three-month LIBOR, based on the actual number of days in the initial interest period.
[2]	An amount equal to the series minimum principal receivables balances for each master trust series, including each subseries, and each tranche of notes then outstanding, after giving effect to the issuance of the Class A(2014-2) notes.
[3]	As of March 4, 2014, after giving effect to the issuance of the Class A(2014-2) notes.

Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust have filed a registration statement, as amended (including a prospectus) (Registration Nos. 333-191359, 333-191359-01 and 333-191359-02) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, including the preliminary prospectus for these Class A(2014-2) DiscoverSeries notes filed pursuant to Rule 424(b) on March 4, 2014, and other documents Discover Bank, Discover Card Master Trust I and Discover Card Execution Note Trust filed with the SEC for complete information about Discover Bank, Discover Card Master Trust I, Discover Card Execution Note Trust, and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Discover Bank, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-877-858-5407.